Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 16, 2014, by and between B&G FOODS, INC. (hereinafter the “Corporation”) and ROBERT C. CANTWELL (hereinafter “Cantwell”).

WHEREAS, Cantwell and the Corporation entered into that certain Employment Agreement, as amended by a First Amendment dated October 13, 2004 and amended and restated by an Amended and Restated Employment Agreement dated as of December 31, 2008 (as so amended and restated, the “Original Agreement”);

WHEREAS, Cantwell and the Corporation desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, the Corporation and Cantwell agree with each other to amend and restate the Original Agreement, and the Original Agreement is hereby amended and restated in its entirety as follows

1.                                      Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean January 1, 2015.

2.                                      Employment. Cantwell will render full-time professional services to the Corporation and, as directed by the Corporation, to its subsidiaries or other Affiliates (as defined in Section 3 below), in the capacity of President and Chief Executive Officer (and, if a replacement Chief Financial Officer is not acting in such capacity by the Effective Date, in the capacity of Chief Financial Officer on an interim basis until such replacement is hired), under the terms and conditions of this Agreement.  He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as President and Chief Executive Officer (and during such interim period, if any, as chief financial officer) and in accordance with the directions and mandates of the Board of Directors of the Corporation.  It is understood that these duties shall be substantially the same as those of a president and chief executive officer (and during such interim period, if any, as those of a Chief Financial Officer) of a similar business corporation engaged in a similar enterprise. Cantwell is hereby vested with authority to act on behalf of the Corporation in keeping with policies adopted by the Board of Directors, as amended from time to time.  Cantwell shall report solely and directly to the Board of Directors.

3.                                      Services to Subsidiaries or Other Affiliates. The Corporation and Cantwell understand and agree that if and when the Corporation so directs, Cantwell shall also provide services to any subsidiary or other Affiliate (as defined below) by virtue of his employment under this Agreement.  If so directed, Cantwell agrees to serve as President and Chief Executive Officer (an during an interim period, if any, as Chief Financial Officer) of such subsidiary or other Affiliate of the Corporation, as a condition of his employment under this Agreement, and upon the termination of his employment under this Agreement, Cantwell shall no longer provide such services to the subsidiary or other Affiliate. The parties recognize and agree that Cantwell shall perform such services as part of his overall professional services to the Corporation but that in certain circumstances approved by the Corporation he may receive additional compensation from such subsidiary or other Affiliate.  For purposes of this Agreement, an “Affiliate” is any corporation or other entity that is controlled by, controlling or under common control with the Corporation. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent interest in the income of such corporation or entity, or the power to elect at least fifty (50%) percent of the directors of such corporation or entity, or such other relationship which in fact constitutes actual control.

4.                                      Term of Agreement. The initial term of Cantwell’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2015; provided that unless notice of termination has been provided in accordance with Section 7(a) at least sixty (60) days prior to the expiration of the initial term or any additional twelve (12) month term (as provided below), or unless this Agreement is otherwise terminated in accordance with the terms of this Agreement, this Agreement shall automatically be extended for additional twelve (12) month periods (the “Term”).

5.                                      Base Compensation. During the Term, in consideration for the services as President and Chief Executive Officer required under this Agreement, the Corporation agrees to pay Cantwell an annual base salary of Seven Hundred Thousand Dollars ($700,000), or such higher figure as may be determined at an annual review of his performance and compensation by the Compensation Committee of the Board of Directors.  The annual review of Cantwell’s base salary shall be conducted by the Compensation Committee of the Board of Directors within a reasonable time after the end of each fiscal year of the Corporation and any increase shall be retroactive to January 1st of the then current Agreement year. The amount of annual base salary shall be payable in equal installments consistent with the Corporation’s payroll payment schedule for other executive employees of the Corporation. Cantwell may choose to select a portion of his compensation to be paid as deferred income through qualified plans or other programs consistent with the policy of the Corporation and subject to any and all applicable federal, state or local laws, rules or regulations.

6.                                      Other Compensation and Benefits. During the Term, in addition to his base salary, the Corporation shall provide Cantwell the following:

(a)                                 Incentive Compensation.

(i)                                     Annual Bonus Plan.  Cantwell shall participate in the Company’s annual bonus plan (the “Annual Bonus Plan”), as shall be adopted and/or modified from time to time by the Board of Directors or the Compensation Committee. Annual Bonus Plan awards are calculated as a percentage of Cantwell’s base salary on the December 31st closest to the last day of the Annual Bonus Plan performance period.  The percentages of base salary that Cantwell is eligible to receive in accordance with the Annual Bonus Plan based on performance range from 0% at “Threshold” to 100% at “Target” and to 200% at “Maximum,” as such terms are defined in the Annual Bonus Plan.  Annual Bonus Plan awards are payable no later than the 15th day of the third month following the end of each fiscal year of the Corporation.

(ii)                                  Long-Term Incentive Compensation.  Cantwell shall participate in the Company’s long-term incentive plans (the “Long-Term Incentive Plans”), as shall be adopted and/or modified from time to time by the Board of Directors or the Compensation Committee.  Cantwell shall be eligible to earn Long-Term Incentive Plan awards (“LTIAs”) calculated as a percentage of Cantwell’s base salary on the grant date of such LTIAs.  The percentages of base salary that Cantwell is eligible to earn in accordance with the LTIAs based on performance range from 75% at “Threshold” to 150% at “Target” to 300% at “Maximum,” as such terms are defined in the LTIAs.  LTIAs are payable no later than the 15th day of the third month following the end of the final fiscal year of the Corporation of the applicable performance period.

(iii)                               Other Incentive Compensation.  In addition, Cantwell shall be eligible to participate in all other incentive compensation plans, if any, that may be adopted by the Corporation from time to time and with respect to which the other executive employees of the Corporation are eligible to participate.

(b)                                 Vacation. Cantwell shall be entitled to five (5) weeks of compensated vacation time during each year, to be taken at times mutually agreed upon between him and the Chairman of the Board of Directors.  Vacation accrual shall be limited to the amount stated in the Corporation’s policies currently in effect, as amended from time to time.

(c)                                  Sick Leave and Disability. Cantwell shall be entitled to participate in such compensated sick leave and disability benefit programs as are offered to the Corporation’s other executive employees.

(d)                                 Medical and Dental Insurance. Cantwell, his spouse, and his dependents, shall be entitled to participate in such medical and dental insurance programs as are provided to the Corporation’s other executive employees.

(e)                                  Executive Benefits And Perquisites. Cantwell shall be entitled to receive all other executive benefits and perquisites to which all other executive employees of the Corporation are entitled.

(f)                                   Automobile and Cellular Phone. The Corporation agrees to provide Cantwell with a monthly automobile allowance of $833.33 and to provide for the use by Cantwell of a cellular telephone at the Corporation’s expense.

(g)                                  Liability Insurance. The Corporation agrees to insure Cantwell under the appropriate liability insurance policies, in accordance with the Corporation’s policies and procedures, for all acts done by him within the scope of his authority in good faith as President and Chief Executive Officer throughout the Term.

(h)                                 Professional Meetings and Conferences. Cantwell will be permitted to be absent from the Corporation’s facilities during working days to attend professional meetings and such continuing education programs as are necessary for Cantwell to maintain such professional licenses and certifications as are required in the performance of his duties under this Agreement and to maintain his status as a certified public accountant, and to attend to such outside professional duties as have been mutually agreed upon between him and the Chairman of the Board of Directors.  Attendance at such approved meetings and programs and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Corporation shall reimburse Cantwell for all reasonable expenses incurred by him incident to attendance at approved professional meetings and continuing education programs, and such reasonable entertainment expenses incurred by Cantwell in furtherance of the Corporation’s interests; provided, however, that such reimbursement is approved by the Chairman of the Board of Directors.

(i)                                     Registration Fees and Professional Dues. The Corporation shall reimburse Cantwell for registration fees for such professional licenses and certifications as are required in the performance of his duties under this Agreement or to maintain his status as a certified public account, including certified public accountant registration fees for the States of New Jersey and New York.  In addition, the Corporation agrees to pay dues and expenses to professional associations and societies and to such community and service organizations of which Cantwell is a member provided such dues and expenses are approved by the Chairman of the Board of Directors as being in the best interests of the Corporation.

(j)                                    Life Insurance. The Corporation shall provide Cantwell with life insurance coverage on the same terms as such coverage is provided to all other executive employees of the Corporation.

(k)                                 Business Expenses. The Corporation shall reimburse Cantwell for reasonable expenses incurred by him in connection with the conduct of business of the Corporation and its subsidiaries or other Affiliates.

7.                                      Termination Without Cause.

(a)                                 By the Corporation. The Corporation may, in its discretion, terminate Cantwell’s employment hereunder without cause at any time upon sixty (60) days prior written notice or at such later time as may be specified in said notice (the date of termination set forth in such notice is herein referred to as the “Termination Date”).  Except as otherwise provided in this Agreement, after such termination, all rights, duties and obligations of both parties shall cease.

(i)                                     Upon the termination of employment pursuant to subparagraph (a) above, subject to the terms in subparagraph (ii) and Section 9 below and the requirements of Section 10 below, in addition to all accrued and vested benefits payable under the Corporation’s employment and benefit policies, including, but not limited to, unpaid Annual Bonus Awards and any other incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods, Cantwell shall be provided with the following Salary Continuation and Other Benefits (as defined below) for a period of two (2) years (the “Severance Period”):  (1) salary continuation payments for each year of the Severance Period in an amount per year equal to 200% of his then current annual base salary (“Salary Continuation”), which Salary Continuation shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the effective date of termination commencing on the Corporation’s first payroll date following the Termination Date; (2) continuation of medical, dental, life insurance and disability insurance for him, his spouse and his dependents, during the Severance Period, as in effect on the effective date of termination (“Other Benefits”), or if the continuation of all or any of the Other Benefits is not available because of his status as a terminated employee, a payment equal to the market value of such excluded Other Benefits; (3) if allowable under the Corporation’s qualified pension plan in effect on the date of termination, credit for additional years of service during the Severance Period; and (4) outplacement services of an independent third party, mutually satisfactory to both parties, until the earlier of one year after the effective date of termination, or until he obtains new employment; the cost for such service will be paid in full by the Corporation.

(ii)                                  Subject to Section 10 below, in the event Cantwell accepts other employment during the Severance Period, the Corporation shall continue the Salary Continuation in force until the end of the Severance Period. All Other Benefits described in subparagraph (i)(2) and the benefit set forth in (i)(3), other than all accrued and vested benefits payable under the Corporation’s employment and benefit policies, shall cease.

(iii)                               Cantwell shall not be required to seek or accept any other employment. Rather, the election of whether to seek or accept other employment shall be solely within Cantwell’s discretion. If during the Severance Period Cantwell is receiving all or any part of the benefits set forth in subparagraph (i) above and he should die, then Salary Continuation remaining during the Severance Period shall be paid fully and completely to his spouse or such individual designated by him or if no such person is designated to his estate.

(b)                                 Release. The obligation of the Corporation to provide the Salary Continuation and Other Benefits described in subparagraph (a) above is contingent upon and subject to the execution and delivery by Cantwell of a general release, in form and substance satisfactory to Cantwell and the Corporation.  The Corporation will provide Cantwell with a copy of a general release satisfactory to the Corporation simultaneously with or as soon as administratively practicable following the delivery of the notice of termination provided in Section 7(a), or at or as soon as administratively practicable following the expiration of the Corporation’s right to cure provided in Section 7(d) or Section 9, but not later than twenty-one (21) days before the date payments are required to be begin under Section 7(a).  Cantwell shall deliver the executed release to the Corporation eight days before the date payments are required to begin under Section 7(a).

Without limiting the foregoing, such general release shall provide that for and in consideration of the above Salary Continuation and Other Benefits, Cantwell releases and gives up any and all claims and rights ensuing from his employment and termination with the Corporation, which he may have against the Corporation, a subsidiary or other Affiliate, their respective trustees, officers, managers, employees and agents, arising from or related to his employment and/or termination.  This releases all claims, whether based upon federal, state, local or common law, rules or regulations.  Such release shall survive the termination or expiration of this Agreement.

(c)                                  Voluntary Termination.  Should Cantwell in his discretion elect to terminate this Agreement, he shall give the Corporation at least sixty (60) days prior written notice of his decision to terminate. Except as otherwise provided in this Agreement, at the end of the sixty (60) day notice period, all rights, duties and obligations of both parties to the Agreement shall cease, except for any and all accrued and vested benefits under the Corporation’s existing employment and benefit policies, including but not limited to, unpaid incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods. At any time during the sixty (60) day notice period, the

Corporation may pay Cantwell for the compensation owed for said notice period and in any such event Cantwell’s employment termination shall be effective as of the date of the payment.

(d)                                 Alteration of Duties.  If the Board of Directors of the Corporation in its sole discretion takes action which substantially changes or alters Cantwell’s authority or duties so as to effectively prevent him from performing the duties of the President and Chief Executive Officer as defined in this Agreement, or requires that his office be located at and/or principal duties be performed at a location more than forty-five (45) miles from the present Corporation office located in Parsippany, New Jersey, then Cantwell may, at his option and upon written notice to the Board of Directors within thirty (30) days after the Board’s action, consider himself terminated without cause and entitled to the benefits set forth in Section 7(a), unless within thirty (30) days after delivery of such notice, Cantwell’s duties have been restored.

(e)                                  Disability.

(i)                                     The Corporation, in its sole discretion, may terminate Cantwell’s employment upon his Total Disability. In the event he is terminated pursuant to this subparagraph, he shall be entitled to the benefits set forth in Section 7(a), provided however, that the annual base salary component of Salary Continuation shall be reduced by any amounts paid to Cantwell under any disability benefits plan or insurance policy. For purposes of this Agreement, the term “Total Disability” shall mean death or any physical or mental condition which prevents Cantwell from performing his duties under this contract for at least four (4) consecutive months. The determination of whether or not a physical or mental condition would prevent Cantwell from the performance of his duties shall be made by the Board of Directors in its discretion. If requested by the Board of Directors, Cantwell shall submit to a mental or physical examination by an independent physician selected by the Corporation and reasonably acceptable to him to assist the Board of Directors in its determination, and his acceptance of such physician shall not be unreasonably withheld or delayed.  Failure to comply with this request shall prevent him from challenging the Board’s determination.

(f)                                   Retirement. The Corporation, in its sole discretion, may establish a retirement policy for its executive employees, including Cantwell, which includes the age for mandatory retirement from employment with the Corporation. Upon the termination of employment pursuant to such retirement policy, all rights and obligations under this Agreement shall cease, except that Cantwell shall be entitled to any and all accrued and vested benefits under the Corporation’s existing employment and benefits policies, including but not limited to unpaid incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods.

(g)                                  Section 280G.  Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to Cantwell under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Corporation or one of its Subsidiaries or other Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such payments and benefits shall be reduced (by the minimum possible amounts) in the order set forth below until no amount payable to Cantwell under this Agreement or otherwise constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to which Cantwell would otherwise be entitled without such reduction would be greater than the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to Cantwell resulting from the receipt of such payments and benefits with such reduction. If any payments or benefits payable to Cantwell are required to be reduced pursuant to this Section, such payments and/or benefits to Cantwell shall be reduced in the following order: first, payments that are payable in cash, with amounts that are payable last reduced first; second, payments due in respect of any equity or equity derivatives included at their full value under Section 280G (rather than their accelerated value); third, payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth, all other non-cash benefits.

All determinations required to be made under this Section 7(g), including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Cantwell as requested by the Corporation or Cantwell.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and shall be paid by the Corporation. Absent manifest error, all determinations made by the Accounting Firm under this Section 7(g) shall be final and binding upon the Corporation and Cantwell.

8.                                      Termination for Cause. Cantwell’s employment under this Agreement may be terminated by the Corporation, immediately upon written notice in the event and only in the event of the following conduct:  conviction of a felony or any other crime involving moral turpitude, whether or not relating to Cantwell’s employment; habitual unexcused absence from the facilities of the Corporation; habitual substance abuse; willful disclosure of material confidential information of the Corporation and/or its subsidiaries or other Affiliates; intentional violation of conflicts of interest policies established by the Board of Directors; wanton or willful failure to comply with the lawful written directions of the Board or other superiors; and willful misconduct or gross negligence that results in damage to the interests of the Corporation and its subsidiaries or other Affiliates. Should any of these situations occur, the Board of Directors will provide Cantwell written notice specifying the effective date of such termination. Upon the effective date of such termination, any and all payments and benefits due Cantwell under this Agreement shall cease except for any accrued and vested benefits payable under the Corporation’s employment and benefit policies, including any unpaid amounts owed under the Annual Bonus Plan or any other incentive compensation plan.

9.                                      Major Transaction. If, during the Term, the Corporation consummates a Major Transaction and Cantwell is not the President and Chief Executive Officer with duties and responsibilities substantially equivalent to those described herein and/or is not entitled to substantially the same benefits as set forth in this Agreement, then Cantwell shall have the right to terminate his employment under this Agreement and shall be entitled to the benefits set forth in Section 7(a).  Cantwell shall provide the Corporation with written notice of his desire to terminate his employment under this Agreement pursuant to this Section within ninety (90) days of the effective date of the Major Transaction and the Severance Period shall commence as of the effective date of the termination of this Agreement, provided the Corporation has not corrected the basis for such notice within thirty (30) days after delivery of such notice and further provided that the effective date of termination of this Agreement shall not be more than one year following the effective date of the Major Transaction.  For purposes of this Section, “Major Transaction” shall mean the sale of all or substantially all of the assets of the Corporation, or a merger, consolidation, sale of stock or similar transaction or series of related transactions whereby a third party (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing over fifty percent (50%) of the combined voting power of the Corporation; provided, however, that a Major Transaction shall not in any event include a direct or indirect public offering of securities of the Corporation, its parent or other Affiliates.

10.                               Non-Competition.  Cantwell agrees that during (i) the Term; (ii) the one (1) year period following the effective date of termination of this Agreement by Cantwell pursuant to Section 7(c) (Voluntary Termination); and (iii) the one (1) year period following the effective date of termination by the Corporation pursuant to Section 8 (Termination For Cause), he shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America which is directly competitive with any significant activities conducted by the Corporation or its subsidiaries or other Affiliates whose principal business operations are in the United States of America.  Cantwell agrees that his entitlement to the benefits set forth in Section 7(a) above is contingent upon his compliance with the requirements of this Section.

11.                               Confidentiality of Information. Cantwell recognizes and acknowledges that during his employment by the Corporation, he will acquire certain proprietary and confidential information relating to the business of the Corporation and its subsidiaries or other Affiliates (the “Information”). Cantwell agrees that during the term of his employment under this Agreement and thereafter, for any reason whatsoever, he shall not, directly or indirectly, except in the proper course of exercising his duties under this Agreement, use for his or another third party’s benefit, disclose, furnish, or make available to any person, association or entity, the Information. In the event of a breach or threatened breach by Cantwell of the provisions of this Section, the Corporation shall be entitled to an injunction restraining him from violating the provisions of this Section. Notwithstanding the foregoing, nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach. For purposes of this Section, “Information” includes any and all verbal or written materials, documents, information, products, recipes, formulas, processes, technologies, programs, trade secrets, customer lists or other data relating to the business, and operations of the Corporation and/or its subsidiaries or other Affiliates.

12.                               Superseding Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

13.                               Agreement Amendments.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing, approved by the Board of Directors or the Compensation Committee of the Board of Directors, and signed by the Chairman of the Board of Directors, the Chairman of the Compensation Committee, the Chief Financial Officer (provided Cantwell is not then also the Chief Financial Officer), or any other officer of the Corporation authorized to do so by the Board of Directors or the Compensation Committee, and Cantwell.

14.                               Invalidity or Unenforceability Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all aspects as if such invalid or unenforceable provision had been omitted.

15.                               Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Corporation and Cantwell, their respective successors and permitted assigns. The parties recognize and acknowledge that this Agreement is a contract for the personal services of Cantwell and that this Agreement may not be assigned by him nor may the services required of him hereunder be performed by any other person without the prior written consent of the Corporation.

16.                               Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.  Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Code section 409A so as not to subject Cantwell to the payment of any tax penalty or interest under such section.

17.                               Enforcing Compliance. If Cantwell needs to retain legal counsel to enforce any of the terms of this Agreement either as a result of noncompliance by the Corporation or a legitimate dispute as to the provisions of the Agreement, then any fees incurred in such expense by Cantwell shall be reimbursed wholly and completely by the Corporation if Cantwell prevails in such legal proceedings.

18.                               Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective when delivered, if delivered in person, or upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice:

To the Corporation at:	B&G Foods, Inc
Four Gatehall Drive
Suite 110
Parsippany, NJ 07054
Attn: General Counsel

To Cantwell at:	his then current address included in the employment records of the Corporation

19.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.                               Other Terms Relating to Code Section 409A.  Cantwell’s right to Salary Continuation, right to Other Benefits, and right to reimbursements under this Agreement each shall be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii).

(a)                                 Reimbursements.  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(i)                                     The reimbursement of any expense shall be made not later than the last day of Cantwell’s taxable year following Cantwell’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date).  The right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(ii)                                  Any reimbursement made under Section 7(a)(i)(2), 7(d), 7(e) or 9 for expenses for medical coverage purchased by Cantwell, if made during the period of time Cantwell would be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under the Corporation’s medical insurance plan pursuant to COBRA if Cantwell had elected such coverage and paid the applicable premiums, shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(B).

(iii)                               Any reimbursement or payment made under Section 7(a)(i)(2), 7(d), 7(e) or 9 for reasonable expenses for outplacement services for Cantwell shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(A).

(b)                                 Short-Term Deferrals.  It is intended that payments made under this Agreement due to Cantwell’s termination of employment that are not otherwise subject to Code section 409A, and which are paid on or before the 15th day of the third month following the end of Cantwell’s taxable year in which his termination of employment occurs, shall be exempt from compliance with Code section 409A pursuant to the exemption for short-term deferrals set forth in Treasury Regulation section 1.409A-1(b)(4).

(c)                                  Separation Pay Upon Involuntary Termination of Employment.  It is intended that payments made under this Agreement due to Cantwell’s involuntary termination of employment under Section 7(a)(i)(2), 7(d), 7(e) or 9 that are not otherwise exempt from compliance with Code section 409A, and which are separation pay described in Treasury Regulation section

1.409A-1(b)(9)(iii), shall be exempt from compliance with Code section 409A to the extent that the aggregate amount does not exceed two times the lesser of (i) Cantwell’s annualized compensation for his taxable year preceding the taxable year in which his termination of employment occurs and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year in which the termination of employment occurs.

(d)                                 Six-Month Delay.  Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Cantwell’s employment that are subject to Code section 409A (“Covered Payment”) shall be delayed for six months following such termination of employment if Cantwell is a “specified employee” on the date of his termination of employment.  Any Covered Payment due within such six-month period shall be delayed to the end of such six-month period.  The Corporation will increase the Covered Payment to include interest payable on such Covered Payment at the interest rate described below from the date of Cantwell’s termination of employment to the date of payment.  The interest rate shall be determined as of the date of Cantwell’s termination of employment and shall be the rate of interest then most recently published in The Wall Street Journal as the “prime rate” at large U.S. money center banks.  The Corporation will pay the adjusted Covered Payment at the beginning of the seventh month following Cantwell’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this subsection is not administratively practicable due to events beyond the control of Cantwell (or Cantwell’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Code section 409A and the Treasury Regulations thereunder.  In the event of Cantwell’s death during such six-month period, payment will be made or begin, as the case may be with respect to a particular payment, in the payroll period next following the payroll period in which Cantwell’s death occurs.

For purposes of this Agreement, “specified employee” means an employee of the Corporation who satisfies the requirements for being designated a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii), without regard to Code section 416(i)(5), at any time during a calendar year, in which case such employee shall be considered a specified employee for the twelve-month period beginning on the next succeeding April 1.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Corporation and Cantwell have executed this Agreement as of the day and year first above written.

B&G FOODS, INC.

/s/ Scott E. Lerner
Name:	Scott E. Lerner
Title:	Executive Vice President,
General Counsel and Secretary

ROBERT C. CANTWELL

/s/ Robert C. Cantwell